Exhibit 5.1
OPINION OF DAVIS POLK & WARDWELL
November 15, 2006
Callidus Software Inc.
160 West Santa Clara Street, Suite 1500
San Jose, CA 95113
Ladies and Gentlemen:
     Callidus Software Inc., a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”) 1,933,925 shares of its common stock, par value $0.001 per share (the “Securities”), of which 1,381,375 shares are to be issued under the 2003 Stock Incentive Plan, as amended, and 552,550 are to be issued under the 2003 Employee Stock Purchase Plan (the “ESPP”), as amended. Pursuant to the Rights Agreement dated as of September 2, 2004 between the Company and American Stock Transfer and Trust Company (the “Rights Agreement”), upon exercise of options under the 2003 Stock Incentive Plan or ESPP, each recipient of the Securities will also receive a preferred stock purchase right (the “Rights”) for each share of the Securities so purchased.
     We have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion expressed herein. Based on the foregoing, it is our opinion that, as of the date hereof, the Securities and the associated Rights have been duly authorized by all necessary corporate action on the part of the Company and, upon issuance, delivery and payment therefor in accordance with the applicable stock plan or agreement, the Securities and the associated Rights will be validly issued and the Securities will be fully paid and non-assessable.
     This opinion does not address the determination a court of competent jurisdiction may make regarding whether the board of directors would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time. In addition, it should be understood that our opinion addresses the Rights Agreement and the Rights in their entirety and not any particular provision of the Rights Agreement or the Rights and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.
     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement referred to above.
Very truly yours,
/s/ Davis Polk & Wardwell